Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-119969) pertaining to the Halozyme Therapeutics, Inc. 2004 Stock Plan, Nonstatutory Stock Option Agreement with Andrew Kim and assumed options under Deliatroph Pharmaceuticals, Inc. and the amended and restated 2001 Stock Plan, in the Registration Statement (Form S-8 No. 333-133829) pertaining to the Halozyme Therapeutics, Inc. 2005 Outside Directors’ Stock Plan and the Halozyme Therapeutics, Inc. 2006 Stock Plan, in the Registration Statement (Form S-3 No. 333-114776) of Halozyme Therapeutics, Inc. for the registration of its common stock, in the Registration Statement (Form S-3 No. 333-120448) of Halozyme Therapeutics, Inc. for the registration of its common stock, and in the Registration Statement (Form S-3 No. 333-125731) of Halozyme Therapeutics, Inc. for the registration of its common stock, preferred stock, debt securities and warrants and in the related Prospectus of our reports dated March 5, 2007, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc., Halozyme Therapeutics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Halozyme Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
San Diego, California
March 5, 2007